Draft: 27 June 2006

JUNE 6, 2006

BEIJING HOLLYSYS CO., LTD.

KEY EMPLOYEE EMPLOYMENT
AGREEMENT (MANAGEMENT
EMPLOYEES)

THIS KEY EMPLOYEE EMPLOYMENT AGREEMENT (Management Employees) is made on June 6,2006

BETWEEN:

(1) Beijing HollySys Co., Ltd. (the Company), a company established in the PRC with its registered address at No. 10, Jiancaicheng Zhong Lu, Xisanqi, Haidian District, Beijing, PRC; and

(2) Wang Changli (the Employee), a national of the PRC [with PRC identification number 110108196311162410].

IT IS AGREED as follows:

1.  DEFINITIONS

1.1  In this Agreement, the following expressions shall have the following meanings:

Agreement means this Employment Agreement.

Agreement Period is defined in clause 5.1.

Employment means the Employee’s employment in accordance with the terms of this Agreement.

Parties means the Employee and the Company and a Party means any of them.

PRC means the People’s Republic of China, which for the purposes of this Agreement does not include the Hong Kong Special Administrative Region, Taiwan or the Macao Special Administrative Region.

2.  TITLE AND DUTIES

2.1  The Employee shall be employed by the Company as Chief Executive Officer. The Employee shall report to the Board of Directors.

2.2  The Employee will perform such duties and exercise such powers as the Company may from time to time assign to him. During the Employment, the Employee will well and faithfully serve the Company.

2.3  During the Employment, the Employee shall not (without the Company’s written consent) remain or become a director or employee of any company which is not an affiliate or subsidiary of the Company, nor be directly or indirectly engaged, concerned or interested in any other business, trade or occupation.

2.4  During the Employment, the Employee shall abide by the work rules of the Company.

3.  PLACE OF WORK

The Employee shall be based at the Company’s principal site at its registered address in the PRC.

4.  HOURS OF WORK

The Employee is a full-time and key employee of the Company and shall work the hours as are required in the proper performance of his duties or as required of him by the Company. The Employee acknowledges that the reasonable remuneration for any travel time or for any further hours in excess of the Company’s normal business hours as the Employee may be required to work in accordance with this clause 4 has been included into the Employee’s salary and benefits in clause 6 below, and that he has no entitlement to additional remuneration for any overtime work.

5.  TERM

5.1  Subject to clause 13 below, the Employment is for a fixed term of 3 years beginning on the date of the consummation of the stock purchase under the Stock Purchase Agreement entered into by and between Chardan North China Acquisition Corporation, Shanghai Jinqiaotong Industrial Develompent Co., Wang Changli, ChengWusi, Lou An, Team Spirit Indistrioal Limited and OSCAF International Co., Ltd. dated as of February 2, 2006 (the Agreement Period).

5.2  The Employment expires without prior notice at the end of the Agreement Period. No later than 6 months prior to the expiration, discussions between the Parties will be held to determine whether the Employment should be prolonged or terminated.

6.  SALARY AND BENEFITS

6.1  The Employee’s salary is US$50,000 per annum net of PRC personal income tax withholdings payable in equal installments monthly in arrears. The Company shall withhold from the Employee’s gross salary any PRC personal income tax in accordance with relevant PRC laws and regulations.

6.2  The Employee’s salary will be reviewed on December of each year, starting at the effective date of the Agreement. The Company is under no obligation to increase the Employee’s salary following such review.

6.3  During the Agreement Period, the Company, in its sole discretion, may award to the Employee an annual bonus based on the Employee’s performance, the Company’s performance, and other factors deemed relevant by the Company’s compensation committee of the board of directors.

6.4  During the Employment, the Company shall make contributions to government-mandated social insurance funds as required under applicable law. The Company shall have the right to deduct from the Employee’s salary any contributions the Employee is required to make to such social insurance funds under applicable law.

6.5  The Employee agrees that the Company has the right to deduct from his salary or any other payments due to him (including any payment due upon the termination of his employment) any sums which may come due from the Employee to the Company.

7.  TAX

7.1  The Employee shall be responsible for effecting payment of all taxes, social security contributions payable by the Employee and fees for which he is liable on the income and benefits earned under this Agreement [save that the Company shall be liable to withhold PRC personal income tax from the Employee’s gross salary in accordance with clause 6.1 pursuant to applicable PRC laws and regulations]. The Company shall have no obligation to provide extra compensation over and above the amounts specified in this Agreement to offset any tax liabilities, social security contributions payable by the Employee and fees of the Employee for which he is liable.

8.  EXPENSES

8.1  Compensation for traveling expenses which the Employee properly and necessarily incurs in the course of his Employment will be paid in accordance with the relevant rules of the Company for the time being in force. Such reimbursement shall be subject to the Employee producing official receipts evidencing payment.

9.      HOLIDAYS

9.1  The Employee is entitled to five (5) weeks paid holiday per calendar year during his Employment (plus bank and public holidays in the PRC), to be taken at such reasonable time or times as may be approved by the Company. The right to paid holiday will accrue pro-rata during each calendar year of the Employment. The Employee is not entitled to carry forward untaken holiday from one calendar year to the next.

10.  SICKNESS

10.1  Subject to the Employee’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Employee will continue to be paid his full salary during any period of absence from work due to sickness or injury for a period of a total of up to 20 days.

10.2  The Employee agrefes that he will, whenever requested by the Company, undergo a medical examinaf on by a doctor appointed by the Company (provided that the costs of all such examinations are paid for by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.

11.  INTELLECTUAL PROPERTY

11.1  The Employee agrees that all Work Product (as defined below) shall be the sole property of the Company. The Employee agrees to waive, and hereby waives and irrevocably and exclusively assigns to the Company all right, title and interest he has or may have in or to any other Work Product, and to the extent that such rights may not be waived or assigned, agrees not to assert such rights against the Company or its licensees (and sublicensees), successors or assigns.

11.2  The Employee agrees to promptly disclose all Work Product to the appropriate individuals in the Company as such Work Product is created in accordance with the requirements of his job and as directed by the Company.

11.3  “Work Product” means any and all inventions, improvements, developments, concepts, ideas, expressions, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how and show-how, or parts thereof conceived, developed, or otherwise made by the Employee alone or jointly with others (i) during the period of the employment with the Company or (ii) during the six month period next succeeding the termination of the employment with the Company if the same in any way relates to the present or proposed products, programs or services of the Comp or to tasks assigned to the Employee during the course of the employment, whether or not patentable or subject to copyright or trademark protection, whether or not reduced to tangible form or reduced to practice, whether or not made during regular working hours, and whether or not made on Company premises.

11.4  It shall be part of the Employee’s normal duties or other duties specifically assigned to him at all times, whether or not during the Company’s normal business hours and whether or not performed at the Employee’s normal place of work, to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company or its affiliates with which he is concerned or for which he is responsible might be improved and to originate designs (whether registrable or not) or patentable work or other work in which copyright, trademark right or patent rights may subsist. Accordingly:

(a)
the Employee shall forthwith disclose full details of the same in confidence to the Company or its affiliates and shall regard himself in relation thereto as a trustee for the Company or its affiliates;

(b)	the Employee hereby acknowledges that all works created during Employment are created mainly using the material, know-how and technical resources of the Company or its affiliates;

(c)	all intellectual property rights in such designs or works shall vest absolutely in the Company or its affiliates which shall be entitled, so far as the law permits, to the exclusive use thereof;

(d)
notwithstanding (c) above, the Employee shall at any time assign to the Company or its affiliates any copyright, trademark right or patent rights (by way of assignment of copyright, trademark right or patent rights) and other intellectual property rights in respect of all works written, originated, conceived or made by the Employee during the continuance of the Employment; and

(e)
the Employee agrees and undertakes that at any time during or after the termination of the Employment he will execute such documents and do all such acts and things as the Company or its affiliates may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent, copyright or trademark registration or other privileges in all such jurisdictions as the Company or its affiliates may require.

12.  GRIEVANCE AND DISCIPLINARY PROCEDURES

12.1  If the Employee has any grievance relating to the Employment, he may seek redress orally or in writing by referring the grievance to the Company.

12.2  The disciplinary rules and procedures of the Company in force from time to time can be obtained from Human Resources Department.

13.  TERMINATION AND SUSPENSION

13.1  The Company may terminate the Employment by written notice to the Employee, effective immediately upon the delivery of such notice, with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	commits any serious or repeated breach of any of his obligations under this Agreement;

(b)	is guilty of misconduct, negligence or omission which, in the Company’s opinion, has damaged or may damage the business or affairs of the Company or an affiliate or subsidiary of the Company;

(c)	engages in conduct which, in the Company’s reasonable opinion, brings or is likely to bring the Employee, the Company or an affiliate or subsidiary of the Company into disrepute;

(d)	engages in conduct which, in the Company’s reasonable opinion, could be characterized as competing with the Company, including, but not limited to, as described in Article 15 herein;

(e)	violates the obligations of Confidentiality, as described herein;

(f)	is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(g)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors; or

(h)	any other cause provided by law as grounds for summary termination.

This clause shall not restrict any other right the Company may have to terminate the Employment summarily. Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

13.2  If (due to illness or otherwise) the Employee cannot properly and effectively perform his duties under this Contract for a period of 180 consecutive days during any consecutive twelve (12) month period, the Company may terminate the Employment forthwith by giving the Employee written notice prior to the date Employee resumes the rendering of services hereunder, and salary and all benefits will cease as of the date of termination, and the Company shall pay the Employee six month’s salary as severance pay.

13.3  The Company may in its absolute discretion suspend the Employee from the Employment on full salary during any period in which the Company is carrying out an investigation into any acts or defaults (or alleged or suspected acts or defaults) of the Employee.

13.4  Upon termination of the Employment for whatever reason the Employee will deliver to the Company all books, documents, papers, materials, credit cards and other property relating to the business of the Company which may then be in his possession or under his power or control.

13.5  The Employee will not at any time after termination of the Employment represent himself as being in any way connected with or interested in the business of, or employed by, the Company or any of its affiliates.

14.  RESTRAINT ON ACTIVITIES AND CONFIDENTIALITY

14.1  During the Employment the Employee will not (without the prior written consent of the Company) be directly or indirectly engaged or interested in any capacity in any other business, trade or occupation whatsoever.

14.2  For 3 years from the end of the Employment, the Employee shall not solicit or entice or endeavour to solicit or entice from the Company, any individual who is employed or engaged by the Company.

14.3  During the Employment and for 3 years from the end of the Employment, the Employee shall not approach clients, customers or contacts of the Company or other persons or entities introduced to him in his capacity as a representative of the Company in order to do business with them or encourage them to terminate their relationships with the Company, or, on his own behalf, or as owner, manager, shareholder, consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved in any competitor of the Company in or outside of the PRC without the prior written authorization of the Company. For each year or portion thereof during which the provisions of this section apply, the Company shall pay the Employee statutory compensation.

14.4  Save insofar as such information is already in the public domain, the Employee will keep secret and will not either during or after the termination of the Employment use or reveal to any person, firm, company or organisation any information which he knows or ought reasonably to have known to be confidential, concerning the business or affairs of the Company or of any of the Company’s affiliates or any of its or their customers. The Employee shall at all times during and after tie termination of the Employment use his best endeavours to prevent the publication or disclosure of such confidential information. The restrictions in this clause shall not apply to any disclosure or use authorised by the Company or required by law or by the Employment.

14.5  All notes, memoranda, records and writings (including photocopies and electronic reproductions) made by the Employee in the course of the Employment are and remain the Company’s exclusive property. The Employee shall turn them over to the Company on demand and in any event at the end of the Employment.

15.  MISCELLANEOUS

15.1  This Agreement shall be effective upon signing by the Parties. The Parties agree that the rights and obligations set forth in clauses 11, 13.2, 13.5, 16 and 17 shall survive the termination of this Agreement.

15.2  This Agreement, together with any documents referred to in this Agreement, constitutes the entire agreement and understanding between the Parties and supersedes all other agreements both oral and in writing between the Company and the Employee (other than those expressly referred to herein), including without limitation any and all service or employment contracts or related arrangements existing between the Company and the Employee prior to the Employment. The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement.

15.3  The Employee represents and warrants to the Company that he will not by reason of entering into the Employment or performing this Agreement be in breach of any terms of employment (express or implied) with a third party or of any other obligation binding on him.

15.4  If any provision of this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be impaired. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

15.5  Three signed copies of this Agreement have been made. The Company shall keep two signed copies and the Employee shall keep one signed copy. Each signed copy shall be deemed an original without production of the others.

16.  NOTICES

16.1  Notice under these terms and conditions will be treated as having been given if sent by ordinary first class post, by the Employee to the Company’s registered office or by the Company to the Employee at his last known address, as appropriate, and will be deemed to be given on the day when it would ordinarily be delivered after such posting.

17.  GOVERNING LAW AND DISPUTE RESOLUTION

17.1  This Agreement is governed by, and construed in accordance with, the published laws of the PRC.

17.2  Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by relevant labor arbitration proceedings.

17.3  During arbitration, the parties shall, with the exception of the matters in dispute, continue to perform their obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in three originals on the date above written.

Beijing HollySys Co., Ltd.

By:	Wang Changli

Name:
Title:	By:	/s/ Wang Changli

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